EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to Davidson & Company LLP under the caption “Experts” in the Company’s Registration Statement on Form S-3/A (the “Registration Statement”) and the incorporation by reference in this Registration Statement of our report dated March 26, 2010, relating to the consolidated balance sheets of NovaBay Pharmaceuticals, Inc. and its subsidiaries (the “Company”) as at December 31, 2009 and 2008, and the related statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2009, 2008 and 2007 and for the period from July 1, 2002 (date of development stage inception) to December 31, 2009 appearing in the Company’s Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 30, 2010.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Accountants

June 30, 2010